SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material under Section 240.14a-12

                        UNIFIED FINANCIAL SERVICES, INC.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
      (Name of Person Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No.:
    3) Filing Party:
    4) Date Filed:

                       [LOGO] UNIFIED FINANCIAL SERVICES


                                       FILED BY UNIFIED FINANCIAL SERVICES, INC.
                          PURSUANT TO RULE 14a-12 OF THE SECURITIES EXCHANGE ACT

                                  June 16, 2003

Dear Stockholders:

     The first quarter of 2003 produced a continuation of the progress in the underlying fundamentals that we described to you in our recent annual stockholders' letter. During such quarter, adjusted revenues (as discussed below) advanced, our gross profit widened, we achieved slight profitability and our trust and retirement services operation experienced very good growth.

     We reported the following for the first quarter of 2003 compared to the first quarter of 2002:

         (000 OMITTED)                             1Q-02          1Q-03         CHANGE
                                                   -----          -----         ------

         Gross revenue...................         $4,329         $4,214          (2.7)%
         Gross profit....................          3,727          3,838           3.0
         Gross profit percentage.........           86.1%          91.1%          n/m

     While gross revenues declined 2.7% for the first quarter of 2003 compared to the first quarter of 2002, this decline was attributable to a significant decline in our brokerage revenues. As we previously have informed you, we are consciously narrowing this business' scope and focus to better concentrate its ability to service and support the continued growth in our mutual fund administrative services operation. Adjusting our quarter-over-quarter results by eliminating the effects of brokerage revenues in both quarters shows a very nice
3.1% gain in all other business line revenues.

         (000 OMITTED)                             1Q-02          1Q-03         CHANGE
                                                   -----          -----         ------

         Gross revenue...................         $4,329         $4,214           (2.7)%
         Less:  brokerage revenue........            496            262          (47.2)
                                                --------       --------
         Adjusted gross revenue..........          3,833          3,952            3.1

         Gross profit....................          3,727          3,838            3.0
         Less:  brokerage gross profit               148            118          (20.3)
                                                ---------      --------
         Adjusted gross profit...........          3,579          3,720            3.9

         Adjusted gross profit percentage           93.4%          94.1%           n/m

     We are particularly pleased with these results given that the markets were again off 3.5% to 4.0% at March 31, 2003 from year-end 2002 levels. Also, as the above chart illustrates, we experienced a nice gain in gross profit to an adjusted 94.1% for the quarter ended March 31, 2003, excluding our brokerage operation. Even on a non-adjusted basis, the first quarter's gross profit was 91.1% as compared to 86.5% for all of 2002.

     As to profitability, we are pleased to report a pretax profit from continuing operations of $24,479. Modest to be sure but, hopefully, a start on the road to consistent profitability in a more stable economic environment.

June 16, 2003
Page 2


     We also are pleased to report to you that on June 9, 2003 we entered into an agreement to sell Unified Banking Company. A copy of the press release with respect to such transaction is included for your information and review. The decision to sell Unified Banking Company is in keeping with our company's long-term strategy to focus on managing and servicing assets, specifically the business conducted by our mutual fund administration services, trust and retirement services and investment advisory operations. We plan to share our developing strategic plan with you at our 2003 annual stockholders' meeting, which is tentatively scheduled for late in the third quarter of 2003.

     Finally, we are excited to report that our trust and retirement services operation reported new account relationships totaling just over $54.0 million for the first quarter of 2003. This strong performance follows on the heels of our year-end report to you of growth for 2002 of over $63.1 million for our trust and retirement services operation. Congratulations to Dr. Kasten and his entire team.

     This quarterly stockholder letter may be deemed to be solicitation material in respect of the proposed acquisition of Unified Banking Company by Blue River Bancshares. Unified Financial Services and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. In connection with the proposed transaction, Unified Financial Services will file a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS OF UNIFIED FINANCIAL SERVICES ARE URGED TO READ THE
PROXY STATEMENT AND OTHER RELEVANT MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT UNIFIED FINANCIAL SERVICES, INC., BLUE RIVER BANCSHARES, INC. AND THE PROPOSED TRANSACTION. A DESCRIPTION OF THE INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF UNIFIED FINANCIAL SERVICES, INC IN THE TRANSACTION, IF ANY, WILL BE SET FORTH IN THE PROXY STATEMENT. In addition to the proxy statement to be filed by Unified Financial Services in connection with the proposed transaction, Unified Financial Services files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The proxy statement and other relevant materials (when they become available), and any other documents filed by Unified Financial Services with the Securities and Exchange Commission, may be obtained free of charge at the Securities and Exchange Commission's website at (www.sec.gov), and also may be obtained from Unified Financial Services' corporate secretary.

         We thank you for your continued support.

                                   Sincerely,

                                   /s/ Timothy L. Ashburn

                                   Timothy L. Ashburn
                                   Chairman

                                   /s/ John S. Penn

                                   John S. Penn
                                   President and Chief Executive Officer

                     SELECTED SUMMARY FINANCIAL INFORMATION



                                                                            QUARTER ENDED MARCH 31,
                                                                     -----------------------------------
                                                                         2003                    2002
                                                                     ------------             ----------

Income Statement Data:
  Gross revenue.................................................  $      4,213,795        $      4,329,307
  Gross profit..................................................         3,838,091               3,727,478
  Total expenses................................................         3,813,612               3,750,071
  Income (loss) from continuing operations......................            24,479                 (22,593)
  Other loss....................................................            (4,528)                 (6,095)
  Income tax benefit (expense)..................................           (10,000)                  3,338
  Net income (loss) from continuing operations..................             9,951                 (25,350)
  Net income (loss) from discontinued operations................              (300)                 18,302
  Net income (loss).............................................             9,651                  (7,048)

Common Share Data:
  Basic earnings (loss) per share...............................  $             --        $             --
  Fully diluted earnings (loss) per share......................                 --                      --
  Book value per share (fully diluted)..........................              5.35                    5.80
  Basic common shares outstanding ..............................         2,829,246               2,877,634
  Fully diluted common shares outstanding.......................         2,829,246               2,877,634



                                                                                  AS OF MARCH 31,
                                                                         -------------------------------
                                                                           2003                   2002
                                                                         --------               --------
Balance Sheet Data:
  Total assets..................................................  $     86,713,283        $     89,639,882
  Investment securities.........................................           711,432                 594,414
  Total loans, net of allowance.................................        57,120,832              52,218,461
  Total deposits................................................        63,565,867              61,333,769
  Stockholders' equity..........................................        15,132,134              16,682,745


Other Selected Data:
  Assets under service........................................   $  10,272,993,364        $  5,912,663,614
  Assets under management.......................................       705,713,070             945,875,134
  Employees.....................................................               157                     168


PRESS RELEASE




For Immediate Release

Date:             June 9, 2003
Contact:          For Blue River Bancshares, Inc.
                  Lawrence T. Toombs, President
                  Blue River Bancshares, Inc.
                  (317) 398-9721

                  For Unified Financial Services, Inc.
                  John S. Penn, President
                  Unified Financial Services, Inc.
                  (859) 296-2018


BLUE RIVER BANCSHARES, INC. SIGNS AGREEMENT

TO ACQUIRE UNIFIED BANKING COMPANY, LEXINGTON, KY

     Shelbyville, IN -- Blue River Bancshares, Inc. (NASDAQ SC: BRBI) and Unified Financial Services, Inc., Lexington, Kentucky, announced today that they have signed a stock purchase agreement pursuant to which Blue River Bancshares will acquire the outstanding shares of Unified Banking Company, Lexington, Kentucky, a wholly-owned subsidiary of Unified Financial Services, Inc.

     Under the terms of the agreement, Blue River Bancshares will acquire all of the outstanding shares of common stock of Unified Banking Company for $8.2 million in cash. The acquisition is subject to the approval of the stockholders of Unified Financial Services Inc., approvals by regulatory authorities, financing contingencies and certain other conditions provided in the definitive agreement.

     Blue River Bancshares is the holding company for Shelby County Bank, a federal savings bank with assets of approximately $98 million operating four banking offices in Shelby County, Indiana. Unified Banking Company is a federal savings bank with approximately $82 million in assets and one banking office in Lexington, Kentucky.

     Unified Financial Services, Inc. is a holding company for various financial services companies, which primarily focus on three principal businesses: the provision of complete back-office and shareholder services for the assets of third-party mutual fund families; management and administration of 401(k) and other ERISA-directed assets; and management of wealth for individuals through a suite of family-office services.

     "We believe this acquisition fits Blue River Bancshares' long-term strategy of concentrating our efforts in the development of premier community banking affiliates," said Larry Toombs, President of Blue River. "Unified Banking Company and its experienced management group have done an excellent job since the bank's inception in 1999. We know they have the commitment to a community banking philosophy and will continue to serve the overall Lexington marketplace in a superior manner. As a part of Blue River, we will support Unified Banking Company's dedication to community investment and Unified Banking Company's commitment to grow and prosper."

     Russell Breeden, III, Chairman of the Executive Committee of Blue River Bancshares added, "After the acquisition, the two banks will be operated independently so that each Board of Directors and management team can fully serve its distinct market."

     "Since we will operate independently and with no change in employees, I believe this transaction will allow Unified Banking Company to maintain its growth and serve its clients in the manner to which they have been accustomed," said Olin W. "Buddy" Bryant, President of Unified Banking Company.

     John S. Penn, President and Chief Executive Officer of Unified Financial Services, Inc., stated, "Unified has enjoyed its affiliation with Unified Banking Company and its people. We feel this transaction, however, is in the best interest of our stockholders. As a part of our company's long-term strategy, this transaction will allow Unified to focus on managing and servicing assets."

     The acquisition is expected to close in the fourth quarter of 2003. Upon completion of the acquisition Blue River Bancshares expect to have approximately $180 million in total assets.

     The statements in this press release do not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. These offerings will only be made pursuant to an effective registration statement filed with the Securities and Exchange Commission.

     Certain matters in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties, which may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are: (1) failure to obtain necessary financing for the acquisition, (2) failure to obtain necessary stockholder approval of the transactions, (3) failure to obtain necessary regulatory approval of the transactions, (4) necessary conditions in the stock purchase agreement not being satisfied, and (5) the occurrence or existence of any facts or circumstances which would allow any party to the stock purchase agreement to terminate the agreement. Blue River's and Unified Financial Service's actual results, performance and achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in the Blue River and Unified Financial Service reports filed with the Securities and Exchange Commission.

     This press release may be deemed to be solicitation material in respect of the proposed acquisition of Unified Banking Company by Blue River Bancshares. Unified Financial Services and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. In connection with the proposed transaction, Unified Financial Services will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS OF UNIFIED FINANCIAL SERVICES ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT UNIFIED FINANCIAL SERVICES, INC., BLUE RIVER BANCSHARES, INC. AND THE PROPOSED
TRANSACTION. A DESCRIPTION OF THE INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF UNIFIED FINANCIAL SERVICES, INC IN THE TRANSACTION, IF ANY, WILL BE SET FORTH IN THE PROXY STATEMENT. Unified Financial Services currently anticipates that the meeting of stockholders to be called to vote upon the transaction will be held late in the third quarter of 2003. In addition to the proxy statement to be filed by Unified Financial Services in connection with the proposed transaction, each of Unified Financial Services and Blue River Bancshares files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The proxy statement and other relevant materials (when they become available), and any other documents filed by Unified Financial Services or Blue River Bancshares with the Securities and Exchange Commission, may be obtained free of charge at the Securities and Exchange Commission's website at (www.sec.gov), and also may be obtained from Unified Financial Services and Blue River Bancshares.